U.S. Shipping Partners L.P. Announces Current Expectations for Continued Payment of Distributions on Common Units

EDISON, NJ -- 11/26/2007 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") today announced that it expects to pay the $0.45 fourth quarter distribution on its common units in full. In addition, in order to enhance liquidity for the Partnership's working capital requirements and payment of future minimum quarterly distributions on its common units, the holder of the Partnership's subordinated units has agreed that, if necessary, it will through 2008 either reinvest or ask the General Partner to suspend any distributions payable on the subordinated units.

Based on projected utilization and charter rates of the Partnership's vessels for 2008, the projected delivery dates of two articulated tug barges in 2008 and current market conditions, management currently anticipates the Partnership will have sufficient liquidity to continue to pay the minimum $0.45 quarterly distribution on its common units during 2008. Management believes spot market trading conditions, including the anticipated availability of international grain shipments pursuant to U.S. cargo preference laws, will support these projected utilization levels and charter rates, although there can be no assurance of this. During the first nine months of 2007, the Partnership achieved a fleet utilization rate of 95% and anticipates a utilization rate of approximately 93% for the full year 2007, giving effect to a scheduled drydock of one of its integrated tug barges in the fourth quarter.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. The Partnership's existing fleet consists of eleven tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and one articulated tug barge unit ("ATB") that was delivered in June 2007 and entered service in July 2007. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, future charter rates, demand in the spot market for vessels and timely delivery of two ATBs in 2008.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400